UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2006

OLD DOMINION ELECTRIC COOPERATIVE

(Exact Name of Registrant as Specified in Its Charter)

VIRGINIA	000-50039	23-7048405
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4201 Dominion Boulevard, Glen Allen, Virginia	23060
(Address of Principal Executive Offices)	(Zip Code)

(804) 747-0592

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 18, 2006, Old Dominion Electric Cooperative (“ODEC”) and Virginia, Maryland and Delaware Association of Electric Cooperatives (collectively, the “Employer”) entered into an employment agreement with Jackson E. Reasor, our Chief Executive Officer. The agreement is for the term of five years, with an automatic one-year extension unless Mr. Reasor or the Employer gives written notice 30 days prior to the expiration of the agreement. The agreement provides that he will receive an annual salary of $360,000, effective as of June 1, 2006, subject to annual adjustment by the boards of directors of the Employer. The boards of directors of the Employer also may grant Mr. Reasor an annual bonus in their discretion. Mr. Reasor will also be entitled to participate in all benefit plans available to the employees of the Employer. Virginia, Maryland and Delaware Association of Electric Cooperatives is expected to contribute $36,000 of Mr. Reasor’s salary in 2006.

Under the agreement, if Mr. Reasor voluntarily terminates his employment following material breach by the Employer or the Employer terminates him without specified cause, the Employer will pay Mr. Reasor a salary at the rate in effect on the date of termination for one year, plus medical insurance benefits, with limited exceptions. If the agreement is not continued at the end of the stated term, the Employer will pay Mr. Reasor a salary at the rate in effect on the date of termination for six months. A copy of the agreement is attached as Exhibit 10.1.

On December 18, 2006, in connection with the execution of the employment agreement, ODEC adopted a non-qualified Executive Deferred Compensation Plan (the “Plan”) for the purpose of providing supplemental deferred compensation to Mr. Reasor in an amount within the statutory maximums permitted under Section 457 of the Internal Revenue Code. The Plan is restricted to those executive employees designated by the board of directors of ODEC who are generally responsible for ongoing operations, responsible for and have general supervision over the overall financial condition, setting and executing overall corporate policies and practices, and supervising large numbers of employees and who elect to participate in the Plan by agreeing to a deferral of a portion of their current compensation. Currently, Mr. Reasor is the only participant in the Plan. Under the Plan, annual deferrals cannot exceed 100% of Mr. Reasor’s annual compensation or $15,000 (for 2006), adjusted by and subject to specified tax laws (the “deferral limit”), during any year in which ODEC is exempt from federal income taxation. During the last three years before Mr. Reasor attains the normal retirement age under ODEC’s primary pension plan, currently age 62, the deferral limit is increased to the lesser of two times the deferral limit or the deferral limit plus the amount Mr. Reasor was eligible to but did not defer under the Plan. Amounts credited to him under the Plan will be credited with earnings or losses equal to those made by an investment in one or more funds of a specified regulated investment company designated by him. Distributions under the Plan generally commence upon severance of employment, whether upon termination, retirement or death. A copy of the plan is attached as Exhibit 10.2.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD DOMINION ELECTRIC COOPERATIVE
Registrant

Date: December 21, 2006	/s/ Robert L. Kees
Robert L. Kees
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

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